EXHIBIT 99.1

JOINT FILING STATEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.001 par value, of RealPage, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this agreement expressly authorizes Stephen T. Winn to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: February 14, 2020

/s/ Stephen T. Winn
Stephen T. Winn

SEREN CAPITAL, LTD.

By: Seren Capital Management, L.L.C.
Its: General Partner

By: /s/ Stephen T. Winn
Stephen T. Winn
Sole Manager and President